Exhibit (d)(4)(ii)

AMENDMENT TO INVESTMENT SUB-ADVISORY BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

BLACKROCK INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of May 10, 2023, to the Sub-Advisory Agreement dated November 1, 2018 (the “Agreement”), between Transamerica Asset Management, Inc. (the “Investment Adviser”) and BlackRock Investment Management, LLC (the “Sub-Adviser”) with respect to the series of Transamerica Funds indicated on Schedule A. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A effective from September 18, 2020, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Sub-Advisory Agreement dated November 1, 2018, as amended, is confirmed and remains in full force and effect.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Vice President

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:
Name:	Melissa Buccilli
Title:	Director

Schedule A

Effective September 18, 2020

FUND	INVESTMENT SUB-ADVISORY FEE*
Transamerica Government Money Market**	0.024%

*           As percentage of average daily net assets on an annual basis.

**         The average daily net assets for the purpose of calculating the Investment Sub-advisory Fee will be determined excluding assets that are invested in a BlackRock money market fund.